Blue Sky Compliance Servicing Agreement


This contract between the Lord Asset Management Trust, a Delaware business trust, on behalf of the Thomas White World Fund (the "Fund"), an open-end investment company (the "Trust"), and Firstar Trust Company, a Wisconsin corporation ("FTC"), is entered into on this First day of November, 1995.

Witnesseth:

Whereas, the Trust is an open-end management company which is registered under the Investment Company Act of 1940; and

Whereas, the Fund desires FTC to provide state registration compliance services; and

Whereas, FTC is in the business of providing, among other things, state registration services to investment companies;

Now, therefore, the parties do mutually promise and agree as follows:

I.	Duties and responsibilities of FTC

    A.	Prepare and file all initial state registrations and renewals, including all necessary post-effective amendments, sales reports, and other required state filings

       1.	All renewals subject to written approval signed by an authorized official of the Fund

       2.	FTC agrees to register the Fund as so to minimize the registration fees paid to each state, as agreed upon from time to time between the Fund and FTC, by taking into account such items as exempt transactions.

       B.	Monitor status in each state

       C.	Develop Blue Sky sales interface with all relevant discount brokerage and other financial institutions as directed by the Fund

       D.	Send periodic reports to the Fund reflecting status of each state permit

II.	Compensation

    The Fund agrees to pay FTC for performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Schedule B.

    These fees may be changed from time to time, subject to mutual written Agreement between the Fund and FTC.

    The Fund agrees to pay all fees and reimbursable expenses within ten (10) business days following the mailing of the billing notice.

III.	Performance of Service; Limitation of Liability

     FTC shall exercise reasonable care in the performance of its duties under the Agreement. FTC will indemnify and make the Fund whole for any loss or damages (including reasonable fees and expenses of legal counsel) arising out of or in connection with FTC's bad faith, willful misconduct, or negligence in the performance of its duties under theis Agreement. The Fund agrees to reimburse and make FTC whole for any loss or damages (including reasonable fees and expenses of legal counsel) arising out of or in connection with its actions under this Agreement so long as FTC acts in good faith and is not negligent or guilty of any willful misconduct.

     Except as specified below, FTC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, natural or state emergencies, fire, mechanical breakdown, flood or catastrophe, act of God, insurrection, war, riots, or failure of transportation, communication, or power supply.

     In the event of a mechanical breakdown beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provisions for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

     This indemnification includes any act, omission to act, or delay by FTC in reliance upon, or in accordance with, any written or oral instruction it receives from any duly authorized officer of the Trust.

     Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

IV.	Confidentiality

     FTC shall handle, in confidence, all information relating to the Fund's business which is received by FTC during the course of rendering any service hereunder.


V.	Data Necessary to Perform Service

    The Fund or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VI.	Terms of Agreement

    This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect with respect to the Fund for a period of two years. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive annual periods unless otherwise terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

VII.	Duties in the Event of Termination

    In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Fund by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which FTC has maintained, the Fund shall pay any expense associated with transferring the data to such form), and will cooperate in the reasonable transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

VIII.	Choice of Law

    This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

IX.	Disclaimer of Liability

    This Agreement is executed on behalf of the Trust by its officers in their capacities as officers and not individually. The obligations of the Trust under this Agreement are not binding upon the Trust's trustees, officers, or shareholders individually, but are binding only upon the assets and property of the Fund to which the services performed pursuant to this Agreement relate.

LORD ASSET MANAGEMENT TRUST	FIRSTAR TRUST COMPANY

By:     Thomas S. White Jr.                  By:     James C. Tyler

Attest: Peter A. Zaldivar                   	Attest: Mary E. Klabunde

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Schedule B
Thomas White World Fund
Blue Sky Compliance
Fee Schedule

Annual Fee
        Registration for up to 25 states         $7,500.00
        Registration for more than 25 states     $10,000.00

Out-of-pocket expenses, including, but not limited to:
        Postage
        Stationary
        Programming
        Proxies
        Retention of records
        Special Reports
        Federal and State regulatory filings
        Certian insurance premiums
        All other out-of-pocket expenses
        Expenses from the Board of Trustees meetings
        Auditing and legal expenses

Out-of-pocket expenses charged at cost

Fees are billed monthly

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